As filed with the Securities and Exchange Commission on August 24, 2006

Registration No. 333-135994

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

ENTERGY LOUISIANA, LLC (Exact name of registrant as specified in its charter)
Texas (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	75-3206126 (I.R.S. Employer No.)
446 North Boulevard Baton Rouge, Louisiana 70802 (225) 381-5868 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_____________________

MARK G. OTTS	NATHAN E. LANGSTON	KIMBERLY M. REISLER
Senior Counsel	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer	Thelen Reid & Priest LLP
Entergy Services, Inc.	Entergy Louisiana, LLC	875 Third Avenue
639 Loyola Avenue	639 Loyola Avenue	New York, New York 10022-6225
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	(212) 603-2207
(504) 576-5228	(504) 576-4326

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

_____________________

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

_______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

1,000,000 Units

Series A 6.95% Cumulative Preferred Membership Interests,
$100 Liquidation Value

EXCHANGE OFFER
by
ENTERGY LOUISIANA, LLC
446 North Boulevard,
Baton Rouge, Louisiana 70802
(225) 381-5868

We are offering to exchange your outstanding unregistered Series A 6.95% Cumulative Preferred Membership Interests, with a liquidation value of $100 per unit, for registered Series A 6.95% Cumulative Preferred Membership Interests, with a liquidation value of $100 per unit.

The terms of the registered Series A 6.95% Cumulative Preferred Membership Interests will be identical to those of your unregistered Series A 6.95% Cumulative Preferred Membership Interests, except for certain transfer restrictions, registration rights and liquidated damages provisions. The exchange of preferred membership interests will not be a taxable event for federal income tax purposes.

You will be able to resell the registered preferred membership interests without compliance with the prospectus delivery requirements of the Securities Act of 1933 (the "Securities Act"), subject to certain conditions. There is presently no trading market for the registered preferred membership interests, and there is no assurance that a market will develop since we do not intend to apply for listing of the registered preferred membership interests on a national securities exchange or on the Nasdaq Stock Market.

To exchange your unregistered preferred membership interests for registered preferred membership interests, you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 P.M., New York time, on September 26, 2006. If your unregistered preferred membership interests are held in book-entry form at The Depository Trust Company, you must instruct The Depository Trust Company through your signed letter of transmittal that you wish to exchange your unregistered preferred membership interests for registered preferred membership interests. When the exchange offer closes, your Depository Trust Company account will be changed to reflect your exchange of unregistered preferred membership interests for registered preferred membership interests.

This prospectus gives you detailed information about the exchange offer. We recommend that you read this entire prospectus, along with the additional information described under the heading "Where You Can Find More Information." Pay particular attention to the matters referred to under "Risk Factors" starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are not asking you for a proxy, and you are requested not to send us a proxy.

The date of this prospectus is August 28, 2006.

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. Requests for information should be made to Dawn A. Abuso, Assistant Secretary, Entergy Louisiana, LLC, Post Office Box 61000, New Orleans, Louisiana 70161, telephone number (504) 576-6755. To obtain timely delivery, you must request the information no later than September 19, 2006, which is five business days before the expiration date of the exchange offer.

PROSPECTUS SUMMARY

This summary is not complete and only highlights certain information in this prospectus. As a result, this summary may not contain all of the information that is important to you. To understand the exchange offer, you should read this entire Prospectus, the exhibits to the registration statement, and for more specific information concerning our significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, including the status of industry restructuring in our service areas, the incorporated documents listed under the caption "Where You Can Find More Information."

The Exchange Offer

When we initially sold the unregistered Series A 6.95% Cumulative Preferred Membership Interests, with a liquidation value of $100 per unit, the "Outstanding Preferred Membership Interests," we agreed to register similar preferred membership interests with the Securities and Exchange Commission (the "SEC") and to conduct this exchange offer. If we do not complete the exchange offer by November 10, 2006, with respect to the Outstanding Preferred Membership Interests, we will be required to pay liquidated damages on the Outstanding Preferred Membership Interests. You should read the discussion under the heading "Summary of Terms of the Exchange Preferred Membership Interests" and "Description of Exchange Preferred Membership Interests" for further information regarding the registered preferred membership interests. In this prospectus, the registered preferred membership interests that will be issued in the exchange offer are called the "Exchange Preferred Membership Interests."

You will be able to resell the Exchange Preferred Membership Interests without compliance with the prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the Exchange Preferred Membership Interests.

Entergy Louisiana, LLC

We are a limited liability company organized under the laws of the State of Texas. As part of a restructuring involving a Texas statutory merger-by-division effective December 31, 2005 (the "statutory merger-by-division"), we succeeded to all of the regulated utility operations of the Louisiana corporation, Entergy Louisiana, Inc. ("ELI"), an electric public utility company providing service to customers in the State of Louisiana since 1927. We were allocated substantially all of the property and other assets of ELI, including all assets used to provide retail and wholesale electric service to ELI's customers, and assumed substantially all of the liabilities of ELI, including all of its debt securities and leases but excluding the outstanding preferred stock of ELI.

On December 31, 2005, and immediately prior to the formation of Entergy Louisiana, LLC, ELI changed its state of incorporation from Louisiana to Texas and its name to Entergy Louisiana Holdings, Inc. Upon the effectiveness of the statutory merger-by-division on December 31, 2005, Entergy Louisiana, LLC was organized and Entergy Louisiana Holdings, Inc. held all of Entergy Louisiana, LLC's common membership interests. All of the common membership interests of Entergy Louisiana, LLC continue to be held by Entergy Louisiana Holdings, Inc. and all of the common stock of Entergy Louisiana Holdings, Inc. continues to be held by Entergy Corporation.

We are indirectly owned by Entergy Corporation. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station ("Grand Gulf").

Capacity and energy from Grand Gulf are allocated among Entergy Arkansas, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 14%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Louisiana Public Service Commission, which regulates our electric service, rates and charges.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading "Where You Can Find More Information" for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, including the status of industry restructuring in our service areas.

Summary of Terms of the Exchange Offer
The Exchange Offer

We are offering to exchange your outstanding unregistered Series A 6.95% Cumulative Preferred Membership Interests for registered Series A 6.95% Cumulative Preferred Membership Interests (such registered preferred membership interests are referred to in this prospectus as the "Exchange Preferred Membership Interests").

The Exchange Preferred Membership Interests will be identical to the Outstanding Preferred Membership Interests for which they are exchanged, except for certain transfer restrictions, registration rights and liquidated damages provisions.

Once this exchange offer is complete, we will not conduct another exchange offer or register your Outstanding Preferred Membership Interests at any time.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 P.M., New York time, on September 26, 2006 unless we extend it. After you send your letter of transmittal to the exchange agent, if you decide not to exchange your Outstanding Preferred Membership Interests, you can withdraw your letter of transmittal at any time before the exchange offer expires. Any Outstanding Preferred Membership Interests not accepted for exchange for any reason will be returned to you as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Preferred Membership Interests

If you wish to exchange your Outstanding Preferred Membership Interests, you must complete, sign and date the letter of transmittal and deliver it to The Bank of New York, as exchange agent. The letter of transmittal contains detailed instructions and also requires you to agree to comply with the registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures

You may be required to deliver certain documents with your letter of transmittal. If any of those documents are not available or deliverable before the exchange offer expires, you should follow the guaranteed delivery procedures set forth in "The Exchange Offer-Guaranteed Delivery Procedures."

Registration Rights Agreement

The registration rights agreement by and among us and the initial purchaser of the Outstanding Preferred Membership Interests entitles you to exchange your Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests with substantially identical terms. This exchange offer satisfies this right.

If we are unable to complete the exchange offer because of a change in the position of the SEC or a violation of applicable law, we will file a shelf registration statement covering resales of your Outstanding Preferred Membership Interests. We will then use our best efforts to enable you to use the shelf registration statement to resell your Outstanding Preferred Membership Interests for two years after the respective original issue date of the Outstanding Preferred Membership Interests or until all the Outstanding Preferred Membership Interests covered by the shelf registration statement have been sold or otherwise cease to be "registrable preferred membership interests" within the meaning of the registration rights agreement.

Failure to Tender Outstanding Preferred Membership Interests

If you do not tender your Outstanding Preferred Membership Interests or we do not accept your tender because, among other things, you invalidly tendered your Outstanding Preferred Membership Interests, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Your Outstanding Preferred Membership Interests, will, however, remain outstanding and continue to accumulate distributions.

Resales

We believe that you will be able to resell the Exchange Preferred Membership Interests without compliance with the registration and prospectus delivery provisions of the Securities Act provided:

  you acquire the Exchange Preferred Membership Interests in the ordinary course of your business;
  you are not participating and do not intend to participate in a distribution of the Exchange Preferred Membership Interests; and
  you are not an "affiliate" of ours.

If you do not meet these requirements, you may only transfer Exchange Preferred Membership Interests if you comply with the prospectus delivery and registration requirements of the Securities Act; otherwise, you may incur liability under the Securities Act. We will not assume or indemnify you against such liability.

Certain Federal Income Tax Consequences #9;

For a discussion of certain federal income tax considerations relating to the exchange of Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests, see "Material United States Federal Income Tax Consequences."

Regulatory Approvals

Except for the registration of the exchange offer under the Securities Act, no federal or state regulatory requirements must be complied with and no federal or state approvals must be obtained in connection with the exchange offer. To register the exchange offer under the Securities Act, we filed with the SEC a registration statement on Form S-4. This prospectus constitutes a part of that registration statement.

Dissenters' Rights	You will not have any dissenters' rights of appraisal with respect to the exchange offer.
Certain Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive. These conditions are more fully described later in this prospectus under "The Exchange Offer-Certain Conditions to the Exchange Offer."

Use of Proceeds	We will receive no proceeds from the exchange of Outstanding Preferred Membership Interests pursuant to the exchange offer.
Exchange Agent

The Bank of New York is the exchange agent. You may call at The Bank of New York at (800) 507-9357 or write to them at the following address:

The Bank of New York
Reorganization Services
Entergy Louisiana PFD Exchange Offer
P.O. Box 11248
New York, New York 10286- 1248

Summary of Terms of the Exchange Preferred Membership Interests
Issuer	Entergy Louisiana, LLC
Exchange Preferred Membership Interests	We will issue up to 1,000,000 units of Exchange Preferred Membership Interests.
Distribution Dates

We will pay distributions on Exchange Preferred Membership Interests on March 15, June 15, September 15 and December 15 of each year. Distributions start to accumulate on the Exchange Preferred Membership Interests from December 31, 2005.

Liquidation Value	$100 per unit
Redemption of Exchange Preferred Membership Interests

The Exchange Preferred Membership Interests are redeemable at our option, in whole or in part, at any time after December 31, 2010 at a redemption price of $100 per unit plus an amount equal to accumulated and unpaid distributions thereon, to the date fixed for redemption. For more information regarding redemption of the Exchange Preferred Membership Interests, see "Description of the Exchange Preferred Membership Interests - Optional Redemption."

Voting Rights

The holders of Exchange Preferred Membership Interests will have the right to vote as a single class with the holders of the common membership interests on all matters upon which the holders of the common membership interests are entitled to vote and will be entitled to notice of any meeting of our members at which the holders of Exchange Preferred Membership Interests are entitled to vote. As to any matter upon which holders of Exchange Preferred Membership Interests are entitled to vote as a single class with the common membership interests, each holder of Exchange Preferred Membership Interests will be entitled to 45 votes, in person or by proxy, for each unit of the Exchange Preferred Membership Interests standing in his name on our books.

So long as any units of Exchange Preferred Membership Interests are outstanding, we cannot, without the consent (given by vote at a meeting called for that purpose or by a written consent signed by the holders of the requisite majority) of the holders of a majority of the units of Exchange Preferred Membership Interests, make certain modifications, except, in certain circumstances, for the purpose of providing funds for the redemption of all the outstanding units of Exchange Preferred Membership Interests. For more information regarding voting rights of the Exchange Preferred Membership Interests, see "Description of the Exchange Preferred Membership Interests - Voting."

Conversion Rights, Preemptive or other Subscription Rights	Holders of Exchange Preferred Membership Interests do not have any conversion rights or any preemptive or other subscription rights.
Sinking Fund	There are no sinking fund provisions for the benefit of the outstanding Exchange Preferred Membership Interests.
Transfer Agent, Registrar and Paying Agent	The CIBC Mellon Trust Company is the transfer agent, registrar and paying agent for the Exchange Preferred Membership Interests.

RISK FACTORS

You should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below.

Risk Factors Relating to Entergy Louisiana, LLC

In considering whether to exchange your Outstanding Preferred Membership Interests for the Exchange Preferred Membership Interests being offered, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading "Risk Factors" as well as the factors listed under the heading "Forward-Looking Information," in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, each of which is incorporated by reference herein.

Risk Factors Relating to the Exchange Offer and the Exchange Preferred Membership Interests

If you do not exchange your Outstanding Preferred Membership Interests in the exchange offer, you may be required to hold them indefinitely; in addition it is likely that there will be an illiquid trading market for the Outstanding Preferred Membership Interests that are not exchanged in the Exchange Offer.

If you do not exchange your Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests in the exchange offer, the transfer restrictions printed on your Outstanding Preferred Membership Interests will continue to apply. These restrictions arise because your Outstanding Preferred Membership Interests were not registered under the Securities Act and applicable state securities laws. In general, your Outstanding Preferred Membership Interests may not be offered or sold until they are registered under the Securities Act and applicable state laws, unless the sale qualifies for an exemption. If you do not participate in the exchange offer, you may be required to hold the Outstanding Preferred Membership Interests indefinitely, unless a registration statement with respect to the Outstanding Preferred Membership Interests is filed and becomes effective. After the exchange offer is completed, we will have no obligation, and do not intend, to register your Outstanding Preferred Membership Interests under the Securities Act. In addition, if you tender your Outstanding Preferred Membership Interests in the exchange offer for purposes of participating in a distribution of the Exchange Preferred Membership Interests, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell your Exchange Preferred Membership Interests. We expect that the outstanding aggregate liquidation value of the Outstanding Preferred Membership Interests will decrease because of the exchange offer. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Preferred Membership Interests at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Preferred Membership Interests. See "The Exchange Offer."

Entergy Corporation will control us notwithstanding your voting interest.

Holders of the Exchange Preferred Membership Interests will have the power to vote with the holders of our common membership interests together as a single class. Entergy Corporation will indirectly own all of our outstanding common membership interests. Accordingly, except in certain circumstances when distributions on the Exchange Preferred Membership Interests are in arrears, Entergy Corporation will be able to elect our entire board of directors. Through its ability to elect our board of directors, Entergy Corporation will control us. The holders of the Exchange Preferred Membership Interests will have special voting rights to vote as a class in certain circumstances. However, these rights are limited and may not be effective in all cases to prevent Entergy Corporation, as the majority holder of our voting membership interests, from causing us to take actions that holders of the Exchange Preferred Membership Interests may deem undesirable.

ENTERGY LOUISIANA, LLC

We are a limited liability company organized under the laws of the State of Texas. As part of a restructuring involving a Texas statutory merger-by-division effective December 31, 2005, we succeeded to all of the regulated utility operations of the Louisiana corporation, ELI, an electric public utility company providing service to customers in the State of Louisiana since 1927. We were allocated substantially all of the property and other assets of ELI, including all assets used to provide retail and wholesale electric service to ELI's customers, and assumed substantially all of the liabilities of ELI, including all of its debt securities and leases but excluding the outstanding preferred stock of ELI.

On December 31, 2005, and immediately prior to the formation of Entergy Louisiana, LLC, ELI changed its state of incorporation from Louisiana to Texas and its name to Entergy Louisiana Holdings, Inc. Upon the effectiveness of the statutory merger-by-division on December 31, 2005, Entergy Louisiana, LLC was organized and Entergy Louisiana Holdings, Inc. held all of Entergy Louisiana, LLC's common membership interests. All of the common membership interests of Entergy Louisiana, LLC continue to be held by Entergy Louisiana Holdings, Inc. and all of the common stock of Entergy Louisiana Holdings, Inc. continues to be held by Entergy Corporation.

We are indirectly owned by Entergy Corporation. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in Grand Gulf.

Capacity and energy from Grand Gulf are allocated among Entergy Arkansas, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 14%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Louisiana Public Service Commission, which regulates our electric service, rates and charges.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at http:// www.sec.gov. You may read and copy any document at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the filings listed below, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the time that the exchange offer is consummated:

    our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
    our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006; and
    our Current Reports on Form 8-K dated December 31, 2005 (filed January 6, 2006) and June 7, 2006 (filed June 9, 2006).

You may access a copy of any or all of these filings, free of charge, at our website, which is located at http:// www. entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Abuso
Assistant Secretary
Entergy Louisiana, LLC
Post Office Box 61000
New Orleans, Louisiana 70161
(504) 576-6755

You may also direct your requests via e-mail to dabuso@entergy.com.

The information contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the exchange offer. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, the Exchange Preferred Membership Interests, or the exchange offer, refer to the registration statement and the exhibits filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference room of the SEC at the address set forth above. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the registration statement.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us.

Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or the dates that documents incorporated by reference in this prospectus were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

SELECTED FINANCIAL DATA

Set forth below are certain selected financial and other data about us for the twelve-month and three-month periods indicated. This information should be read in conjunction with our annual financial statements for the year ended December 31, 2005, our interim financial statements for the quarter ended June 30, 2006, and other information included or incorporated by reference in this prospectus. Our selected financial data set forth below have been derived from audited financial statements and notes thereto for each of the five years in the period ended December 31, 2005, and unaudited financial statements and notes thereto for the quarter ended June 30, 2006, all of which have been prepared in accordance with generally accepted accounting principles.

ENTERGY LOUISIANA, LLC SELECTED FINANCIAL DATA - SIX-MONTH AND FIVE-YEAR COMPARISON

	For the six months ended		2005	2004	2003	2002	2001
	June 30, 2006	June 30, 2005
			(Dollars in Millions)
Operating revenues	$1,102,637	$1,128,421	$2,650,181	$2,226,986	$2,165,570	$1,815,352	$1,901,913
Net Income	$55,350	$75,934	$128,082	$127,495	$146,154	$144,709	$132,550
Total Assets	$5,539,911	$4,964,878	$5,855,053	$4,845,597	$4,641,142	$4,720,307	$4,116,304
Long-Term Obligations (1)	$1,154,238	$1,038,307	$1,208,140	$939,598	$917,247	$919,319	$1,197,473

(1) Included long-term debt (excluding currently maturing debt) and noncurrent capital lease obligations.

Note: Because the statutory merger-by-division was a transaction involving entities under common control, Entergy Louisiana, LLC initially recognized the assets and liabilities transferred to it at the carrying amounts in the accounts of Entergy Louisiana Holdings, Inc. at the time of the transfer. Entergy Louisiana, LLC's financial statements report results of operations for 2005 as though the statutory merger-by-division had occurred at the beginning of 2005, and present its 2005 balance sheet and other financial information as of the beginning of 2005 as though the assets and liabilities had been transferred at that date. Financial statements and financial information presented for prior periods have also been presented on that basis to furnish comparative information.

ENTERGY LOUISIANA, LLC SELECTED OPERATING RESULTS - SIX-MONTH COMPARISON AND FIVE-YEAR COMPARISON

	For the six months ended		2005	2004	2003	2002	2001
	June 30, 2006	June 30, 2005
			(Dollars In Millions)
Electric Operating Revenues:
Residential	$324	$337	$828	$770	$739	$638	$658
Commercial	235	237	539	501	473	403	429
Industrial	370	387	834	779	723	637	760
Governmental	19	20	41	38	41	36	39
Total retail	948	981	2,242	2,088	1,976	1,714	1,886
Sales for resale:
Associated companies	133	47	339	96	102	8	25
Non-associated companies	5	5	14	13	12	11	23
Other	17	95	55	30	76	82	(32)
Total	$1,103	$1,128	$2,650	$2,227	$2,166	$1,815	$1,902

Billed Electric Energy Sales (GWh):
Residential	3,718	3,823	8,559	8,842	8,795	8,780	8,255
Commercial	2,628	2,647	5,554	5,765	5,622	5,538	5,369
Industrial	6,069	6,457	12,348	13,140	12,870	14,738	14,402
Governmental	216	226	428	439	491	510	498
Total retail	12,631	13,153	26,889	28,183	27,778	29,566	28,524
Sales for resale:
Associated companies	1,295	430	2,451	1,129	1,344	146	381
Non-associated companies	39	45	109	122	132	139	334
Total	13,965	13,628	29,449	29,434	29,254	29,851	29,239

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DISTRIBUTIONS

9; We have calculated ratios of earnings to fixed charges and preferred distributions pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended
December 31,					June 30,
2001	2002	2003	2004	2005	2006
2.76	3.14	3.93	3.60	3.50	2.81

As defined in Regulation S-K of the SEC, "Earnings" represent the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments -- net and (d) fixed charges. "Fixed Charges" as defined by Item 503(d) of Regulation S-K of the SEC include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. "Preferred Distributions" are computed by dividing the preferred membership interest distribution requirement by 100% minus the effective income tax rate.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Preferred Membership Interests in exchange for the Outstanding Preferred Membership Interests tendered pursuant to the exchange offer. In consideration for the issuance of the Exchange Preferred Membership Interests as contemplated by this prospectus, we will receive in exchange an identical liquidation value of Outstanding Preferred Membership Interests. The Exchange Preferred Membership Interests will have terms substantially identical to the Outstanding Preferred Membership Interests for which they are exchanged. We will cancel and retire all the Outstanding Preferred Membership Interests surrendered in exchange for the Exchange Preferred Membership Interests, and such Outstanding Preferred Membership Interests may not be reissued.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The outstanding unregistered Series A 6.95% Cumulative Preferred Membership Interests, $100 Liquidation Value (which are referred to in this prospectus as the "Outstanding Preferred Membership Interests") were sold by us to the initial purchaser of those preferred membership interests on December 31, 2005. In connection with the sale of the Outstanding Preferred Membership Interests, we and the initial purchaser of the Outstanding Preferred Membership Interests entered into a registration rights agreement, pursuant to which we agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests with terms substantially identical to the Outstanding Preferred Membership Interests (except that the Exchange Preferred Membership Interests would not contain terms with respect to transfer restrictions, registration rights and penalty interest) within 210 days after the date of original issuance of the Outstanding Preferred Membership Interests and (ii) to use our best efforts to cause such registration statement to become effective under the Securities Act within 270 days after the issue date. If applicable law or interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if certain holders of the Outstanding Preferred Membership Interests notify us that they are not permitted to participate in, or would not receive freely tradeable Exchange Preferred Membership Interests pursuant to, the exchange offer, we will use our best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Preferred Membership Interests (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective until two years after the respective original issue date of the Outstanding Preferred Membership Interests or until all the Outstanding Preferred Membership Interests have been sold or otherwise cease to be "registrable preferred membership interests" within the meaning of the registration rights agreement. Liquidated damages will accrue if we are not in compliance with our obligations under the registration rights agreement. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means the registered holder of Outstanding Preferred Membership Interests or any other person who has obtained a properly completed membership interest power from a registered holder.

Resale of Exchange Preferred Membership Interests

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that, except as described below, the Exchange Preferred Membership Interests issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided (i) such Exchange Preferred Membership Interests are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Preferred Membership Interests. A holder of Outstanding Preferred Membership Interests that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Preferred Membership Interests from us to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Outstanding Preferred Membership Interests in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Preferred Membership Interests. Any holder who tenders in the exchange offer with the intention or for the purpose of participating in a distribution of the Exchange Preferred Membership Interests cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling securityholders information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Preferred Membership Interests only as specifically set forth herein. Each broker-dealer that receives Exchange Preferred Membership Interests for its own account in exchange for Outstanding Preferred Membership Interests that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Preferred Membership Interests. See "Plan of Distribution."

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Outstanding Preferred Membership Interests properly tendered and not withdrawn prior to 5:00 P.M. New York time on the expiration date of the exchange offer. We will issue $100 liquidation value Exchange Preferred Membership Interests in exchange for each $100 liquidation value Outstanding Preferred Membership Interest surrendered pursuant to the exchange offer.

The form and terms of the Exchange Preferred Membership Interests will be the same as the form and terms of the Outstanding Preferred Membership Interests, except that the Exchange Preferred Membership Interests will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof.

The exchange offer is not conditioned upon any minimum aggregate liquidation value of Outstanding Preferred Membership Interests being tendered for exchange. Holders of Outstanding Preferred Membership Interests do not have any appraisal or dissenters' rights in connection with the exchange offer.

As of the date of this prospectus, 1,000,000 units of the Outstanding Preferred Membership Interests are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Outstanding Preferred Membership Interests. There will be no fixed record date for determining registered holders of Outstanding Preferred Membership Interests entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act, and the rules and regulations of the SEC thereunder. Outstanding Preferred Membership Interests that are not tendered for exchange in the exchange offer will remain outstanding and continue to accumulate distributions but will not retain any rights under the respective registration rights agreement.

We shall be deemed to have accepted for exchange properly tendered Outstanding Preferred Membership Interests when, as and if we shall have given oral or written notice thereof to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for purposes of receiving the Exchange Preferred Membership Interests from us. We expressly reserve the right to amend or terminate the exchange offer and not to accept for exchange any Outstanding Preferred Membership Interests not theretofore accepted for exchange upon the occurrence of any of the conditions specified below under "-Certain Conditions to the Exchange Offer."

Holders who tender Outstanding Preferred Membership Interests in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Preferred Membership Interests pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-Fees and Expenses."

Expiration Date; Extensions; Amendments

The term "Expiration Date" shall mean 5:00 P.M. New York time on September 26, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by written notice and will mail to the registered holders of Outstanding Preferred Membership Interests an announcement thereof, each prior to 9:00 A.M. New York time on the next business day after the Expiration Date.

We reserve the right, in our sole discretion, (i) to delay accepting for exchange any Outstanding Preferred Membership Interests, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-Certain Conditions to the Exchange Offer" shall have occurred, shall exist or shall not have been satisfied, by giving written notice of such delay, extension or termination to the exchange agent or (ii) to amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the Outstanding Preferred Membership Interests. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Preferred Membership Interests. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such extended period.

Certain Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Preferred Membership Interests for, any Outstanding Preferred Membership Interests, and may terminate the exchange offer as provided herein before the acceptance of any Outstanding Preferred Membership Interests for exchange, if we determine, in our reasonable discretion, that:

    an action or proceeding that would reasonably be expected to impair materially our ability to proceed with the exchange offer is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer;
    a law, statute, rule or regulation that would reasonably be expected to impair materially our ability to proceed with the exchange offer is proposed, adopted or enacted or an existing law, statute, rule or regulation is interpreted in a manner that might materially impair our ability to proceed with the exchange offer; or
    a governmental approval that we deem necessary for the consummation of the exchange offer as contemplated hereby has not been obtained.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Preferred Membership Interests not theretofore accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Preferred Membership Interests as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 A.M. New York time on the next business day after the previously scheduled Expiration Date.

The foregoing conditions are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Outstanding Preferred Membership Interests tendered, and no Exchange Preferred Membership Interests will be issued in exchange for any such Outstanding Preferred Membership Interests, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part.

Procedures for Tendering

Only a holder of Outstanding Preferred Membership Interests may tender such Outstanding Preferred Membership Interests in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent. In addition, either (i) Outstanding Preferred Membership Interests must be received by the exchange agent along with the letter of transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Preferred Membership Interests, if such procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the exchange agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "The Exchange Offer-Exchange Agent" prior to 5:00 P.M. New York time on the Expiration Date.

The tender by a holder that is not properly withdrawn will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

THE METHOD OF DELIVERY OF OUTSTANDING PREFERRED MEMBERSHIP INTERESTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING PREFERRED MEMBERSHIP INTERESTS SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

Each holder of Outstanding Preferred Membership Interests who wishes to exchange Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests in the exchange offer will be required to make certain representations, including representations that (i) any Exchange Preferred Membership Interests to be received by it will be acquired in the ordinary course of its business, (ii) it is not engaged in and does not intend to engage in a distribution of the Exchange Preferred Membership Interests and (iii) it is not an "affiliate" of ours, within the meaning of Rule 405 under the Securities Act, or, if it is an affiliate of ours, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Signatures on a letter of transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Preferred Membership Interests tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal (an "Eligible Institution").

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Preferred Membership Interests listed therein, such Outstanding Preferred Membership Interests must be endorsed or accompanied by a properly completed membership interest power, signed by such registered holder as such registered holder's name appears on such Outstanding Preferred Membership Interests with the signature thereon guaranteed by an Eligible Institution.

If the letter of transmittal or any Outstanding Preferred Membership Interests or membership interest powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Preferred Membership Interests and withdrawal of tendered Outstanding Preferred Membership Interests will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Preferred Membership Interests not properly tendered or any Outstanding Preferred Membership Interests if acceptance would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Preferred Membership Interests. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Preferred Membership Interests must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Preferred Membership Interests, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Preferred Membership Interests will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Preferred Membership Interests received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

In all cases, issuance of Exchange Preferred Membership Interests for Outstanding Preferred Membership Interests that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of Outstanding Preferred Membership Interests or a timely Book-Entry Confirmation of such Outstanding Preferred Membership Interests into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered Outstanding Preferred Membership Interests are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer or if Outstanding Preferred Membership Interests are submitted for a greater liquidation value than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Preferred Membership Interests will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Preferred Membership Interests tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Outstanding Preferred Membership Interests will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the Outstanding Preferred Membership Interests at the Book-Entry Transfer Facility for purposes of the exchange offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Preferred Membership Interests by causing the Book-Entry Transfer Facility to transfer such Outstanding Preferred Membership Interests into the exchange agent's account at the Book-Entry Transfer Facility and to deliver the agent's message in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Outstanding Preferred Membership Interests so tendered will only be made after timely confirmation of such book-entry transfer of Outstanding Preferred Membership Interests into the Exchange Agent's account, and timely receipt by the Exchange Agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Outstanding Preferred Membership Interests that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Although delivery of Outstanding Preferred Membership Interests may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in the case of certificates for Outstanding Preferred Membership Interests, be delivered to and received by the Exchange Agent at its address set forth under "-Exchange Agent" below on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with, within the time period provided under such procedures.

Delivery of documents to the Book-Entry Transfer Facility in accordance with its procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Outstanding Preferred Membership Interests and (i) whose Outstanding Preferred Membership Interests are not immediately available or (ii) who cannot deliver their Outstanding Preferred Membership Interests, the letter of transmittal or any other required documents to the exchange agent prior to the Expiration Date, may effect a tender if:

(a) the tender is made through an Eligible Institution;

(b) prior to the Expiration Date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal (or a facsimile thereof) and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(c) such properly completed and executed letter of transmittal (or a facsimile thereof), as well as all tendered Outstanding Preferred Membership Interests in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the Expiration Date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Preferred Membership Interests according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Outstanding Preferred Membership Interests may be withdrawn at any time prior to 5:00 P.M. New York time on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the exchange agent at one of the addresses set forth below under "-Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Preferred Membership Interests to be withdrawn, identify the Outstanding Preferred Membership Interests to be withdrawn (including the liquidation value of such Outstanding Preferred Membership Interests), and (if certificates for Outstanding Preferred Membership Interests have been transmitted) specify the name in which such Outstanding Preferred Membership Interests were registered, if different from that of the withdrawing holder. If certificates for Outstanding Preferred Membership Interests have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Preferred Membership Interests have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Preferred Membership Interests and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Outstanding Preferred Membership Interests so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Preferred Membership Interests that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Preferred Membership Interests tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Preferred Membership Interests will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Preferred Membership Interests) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Preferred Membership Interests may be retendered by following one of the procedures described under "-Procedures for Tendering" above at any time on or prior to the Expiration Date.

Exchange Agent

The Bank of New York has been appointed as exchange agent of the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for the notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Mail: The Bank of New York Reorganization Services Entergy Louisiana PFD Exchange Offer P.O. Box 11248 New York, New York 10286-1248	By Hand/Overnight Courier: The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window Street Level New York, New York 10286	By Facsimile: (212) 815-6433 (For Eligible Institutions Only) Confirm by Telephone: (212) 815-6212

Delivery to an address other than THAT listed above, or transmissions of instructions to a facsimile number other than THAT listed above, will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $110,000. Such expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, printing and mailing costs, and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Preferred Membership Interests pursuant to the exchange offer. If, however, certificates representing Outstanding Preferred Membership Interests for a liquidation value not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Preferred Membership Interests tendered, or if tendered Outstanding Preferred Membership Interests are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Preferred Membership Interests pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

Holders of Outstanding Preferred Membership Interests who do not exchange their Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests pursuant to the exchange offer will continue to be subject to the restrictions on transfer, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Preferred Membership Interests pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Preferred Membership Interests may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Outstanding Preferred Membership Interests. Please refer to the section in this prospectus entitled "Material United States Federal Income Tax Consequences."

As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Preferred Membership Interests pursuant to the terms of, this exchange offer, we will have fulfilled covenants contained in the registration rights agreement. If you do not tender your Outstanding Preferred Membership Interests in the exchange offer, you will be entitled to all the rights and limitations applicable to the Outstanding Preferred Membership Interests under our Regulations, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the rights to require us to register your Outstanding Preferred Membership Interests or pay liquidated damages. We do not currently anticipate that we will register the Outstanding Preferred Membership Interests under the Securities Act. See "Risk Factors."

DESCRIPTION OF MEMBERSHIP INTERESTS AND REGULATIONS

The following is a summary of certain provisions of our Articles of Organization and Regulations. This summary does not purport to be complete. Reference is made to our Articles of Organization and Regulations filed as exhibits to the registration statement of which this prospectus forms a part, the following information being qualified in its entirety by such reference. In this summary, the term "preferred membership interests" refers to all classes of preferred membership interests which we may issue, including the Exchange Preferred Membership Interests offered hereby.

Establishment of Classes of Membership Interests; Class Voting

We have the authority to issue common membership interests and preferred membership interests represented by units. The aggregate number of units of membership interests which we have authority to issue and have outstanding at any time is as follows:

(a) 300,000,000 units of common membership interests; and

(b) 20,000,000 units of preferred membership interests.

Our parent, Entergy Louisiana Holdings, Inc. holds 146,970,607 units of our common membership interests.

Preferred membership interests may be issued in one or more classes, any of which classes may be issued in one or more series, as our board of directors may deem appropriate, each such class or series having such preferences, designations, rights, including voting rights (which may be contingent on certain events or circumstances), privileges, powers, restrictions, limitations, and qualifications as our board of directors may deem appropriate. All units of the same class shall be of the same liquidation value or be without liquidation value. Unless units of a class have been divided into series, all units of the same class shall be identical in all respects. If units of a class have been divided into series, units of the same class may vary between series, but all units of the same series shall be identical in all respects.

Except as expressly provided from time to time in our Regulations or as part of the preferences, designations, rights, privileges, powers, restrictions, limitations, and qualifications of any then-authorized and outstanding units of preferred membership interests, no approval or consent of any member shall be required with respect to any action of our board of directors to create, issue, redeem, or convert any class or series of preferred membership interests or with respect to any action to amend, supplement, waive, or otherwise alter any preferences, designations, rights, privileges, powers, restrictions, limitations, or qualifications of any class or series of preferred membership interests.

Except as otherwise expressly provided in our Regulations or in the preferences, designations, rights, privileges, powers, restrictions, limitations or qualifications of any class or series of preferred membership interests, where any class or series of membership interests is entitled to vote on a matter as a class or series, the matter will be adopted by that class upon receiving the affirmative vote of members holding at least the requisite majority of the units within that class or series and, where more than one class or series of preferred membership interests is entitled to vote on a matter as a single class, each unit of each series of preferred membership interests entitled to vote shall have that number of votes which bears the same ratio to the amount payable in respect of such unit upon our involuntary liquidation (or, if there shall be no liquidation value, the stated value thereof) as the number of votes to which each unit of each other such class or series is entitled bears to the amount payable in respect of such unit upon such event (as determined by our board of directors).

Certain Special Voting Rights of Preferred Membership Interests

Upon the accumulation of accumulated and unpaid distributions on a class or series of preferred membership interests in an amount equal to four quarterly distributions, the holders of such class or series of preferred membership interests, voting together as a single class with the holders of each other class or series of preferred membership interests then entitled to exercise the special voting right contained in our Regulations and herein described, shall be entitled to elect two persons to our board of directors, and the holders of such class or series of preferred membership interests shall continue to have such special voting right until all distributions to which the holders of such class or series of preferred membership interests are entitled for all previous quarterly distribution periods shall have been paid in full. This special voting right may be exercised at a special meeting held in accordance with our Regulations, at any annual meeting of the members, or by written consent of the holders of units of preferred membership interests then entitled to exercise such special voting right.

Any persons elected to our board of directors pursuant to this special voting right shall serve, in addition to the number of directors then generally authorized, until (i) their successors, if any, elected pursuant to this special voting right take office or, if earlier, (ii) the special voting right contained in our Regulations and described herein is abated as provided in our Regulations for all classes and series of preferred membership interests.

If and when all distributions to which the holders of a class or series of preferred membership interests are entitled for all previous quarterly distribution periods shall have been paid in full, then the special voting right shall abate as to such class or series of preferred membership interests and the holders of such a class or series of preferred membership interests shall be divested of any special right with respect to the election of directors, but without prejudice to subsequent application of this special voting right in accordance with its terms. Upon such an abatement of the special voting right as to all classes and series of preferred membership interests, the terms of office of all persons who may have been elected as our directors pursuant to such special voting right will terminate.

Capitalization

Each class and series of units of membership interest in us may have such liquidation value, or may be without liquidation value, as shall be provided by our Regulations or by resolution of our board of directors in connection with the establishment of such class or series. Where units without liquidation value are issued, our board of directors shall by resolution establish a stated value thereof in connection with each such issuance.

Withdrawal of a Member

No member shall have the right, by statute or otherwise, to withdraw as a member of Entergy Louisiana, LLC.

No Preemptive Rights

Except as otherwise provided by agreement with us, no member shall have any preemptive, preferential, or other right with respect to the issuance or sale of membership interests that may be issued or sold by us.

Distributions with Respect to Membership Interests

Available cash may be distributed to the members from time to time as determined by our board of directors in their sole discretion, except as otherwise provided in or pursuant to our Articles of Organization or our Regulations (such distributions being referred to as "distributions"). Each such distribution shall be made to the members in proportion to their ownership of the outstanding units or, if there is more than one class or series of units, among the classes and series as determined by our board of directors in their sole discretion but in a manner consistent with the relative preferences, designations, rights, privileges, powers, restrictions, limitations, and qualifications thereof and (within each such class or series) in proportion to their ownership of the units of such class or series.

Allocations of Profits and Losses

We are to be taxed as a corporation for federal and state income tax purposes and our equity capital structure is to be that of a corporation. Accordingly, we will not maintain separate capital accounts for the members, and our profits and losses will not be allocated among the members.

Directors

Number; Qualifications

Our managers, each of whom shall be referred to as a director, shall initially consist of four persons to serve at all times, plus an additional two persons to serve while the holders of preferred membership interests are entitled to elect persons to our board of directors pursuant to the special voting right described above. Subject to the rights of holders of preferred membership units to elect two directors pursuant to such special voting right, the number of directors may be changed from time to time by amendment to our Regulations. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Authority of our Board of Directors

Except and to the extent that the Texas Limited Liability Company Act (the "Act"), our Articles of Organization or our Regulations shall reserve the same to the members in whole or in part or otherwise restrict the powers of our board of directors, our powers shall be exercised under the authority of, and our business and affairs shall be managed under the direction of, our board of directors.

Election and Removal

The persons serving as directors shall be elected and removed from time to time, with or without cause, by members holding a majority of the units entitled to vote thereon or as otherwise provided in accordance with the preferences, designations, rights, privileges, powers, restrictions, limitations, and qualifications of any class or series of units. Except as otherwise provided in our Articles of Organization, in our Regulations, or in the preferences, designations, rights, privileges, powers, restrictions, limitations, and qualifications of any class or series of units, any vacancy occurring in directors other than as a result of the removal of a director by the members may be filled by the vote of a majority of the remaining directors even if the number of remaining directors does not constitute a quorum.

Limitation on Liability of Members and Directors

The liability of each of our members and each of our directors is limited as described in Article 4.03 of the Act. Article 4.03 of the Act provides that a member or manager (called a "director" in our case) of a Texas limited liability company is not liable for the debts, obligations, or liabilities of such limited liability company including under a judgment decree or order of a court, except as the regulations of such limited liability company may otherwise specifically provide. Our Regulations do not contain any provision imposing such liability on a member or director. Article 4.03 also provides that the Texas legislature intended by the enactment of the Act that the legal existence of limited liability companies organized under the Act be recognized beyond the limits of the State of Texas and that, subject to reasonable registration requirements, any Texas limited liability company transacting business outside the State of Texas be granted the protection of full faith and credit under Section 1 of Article IV of the U.S. Constitution. Article 4.03 of the Act further states that a member of a Texas limited liability company is not a proper party to proceedings by or against a limited liability company, except where the object is to enforce a member's right against or liability to the limited liability company.

No State-Law Partnership

Our members intend that we will not be a partnership (including, without limitation, a limited partnership) or joint venture, and no member or director will be a partner of or joint venturer with any other member or director.

DESCRIPTION OF EXCHANGE PREFERRED MEMBERSHIP INTERESTS

The following is a summary of certain rights and privileges of the holders of the Exchange Preferred Membership Interests. This summary does not purport to be complete. Reference is made to our Regulations and the Form of Resolutions adopted by the board of directors of Entergy Louisiana, LLC Establishing a Class of Preferred Membership Interests, filed as exhibits to the registration statement of which this prospectus forms a part, the following information being qualified in its entirety by such reference.

Establishment of Series

On December 31, 2005, our board of directors established a series of 2,500,000 units of preferred membership interests designated as Series A 6.95% Cumulative Preferred Membership Interests of which 1,000,000 units were used to issue the Outstanding Preferred Membership Interests and of which up to an additional 1,000,000 units will be used to issue the Exchange Preferred Membership Interests.

Distributions

The Exchange Preferred Membership Interests shall be entitled, but only if, when, and as declared by our board of directors, out of funds legally available for the payment of distributions and in preference to the common membership interests, to distributions at 6.95% per annum of the liquidation value, payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2006, to holders of record of the Exchange Preferred Membership Interests as of a date not exceeding sixty (60) days and not less than ten (10) days preceding such distribution payment dates to be fixed by our board of directors, such distributions to be cumulative from December 31, 2005.

So long as any units of the Exchange Preferred Membership Interests are outstanding, we shall not declare or pay any distributions (other than a distribution payable in units ranking junior to the Exchange Preferred Membership Interests as to distributions and assets) on the common membership interests, except that:

distributions may be paid upon the common membership interests only when distributions have been paid or declared and funds set apart for the payment of distributions as aforesaid on the Exchange Preferred Membership Interests from the dates after which distributions thereon became cumulative, to the beginning of the period then current, with respect to which such distributions on the Exchange Preferred Membership Interests are usually declared, but whenever there shall have been paid or declared and funds shall have been set apart for the payment of all such distributions upon the Exchange Preferred Membership Interests as aforesaid, then, subject to the limitations described in this paragraph, distributions upon the common membership interests may be declared payable then or thereafter as provided in our Regulations.

If the distributions on the units of the preferred membership interests of each class and series ranking equally in the payment of distributions with the Exchange Preferred Membership Interests are not paid in full, the units of preferred membership interests of such classes and series, including the Exchange Preferred Membership Interests, shall share ratably in the payment of such distributions including accumulations, if any, in proportion to the sums which would be payable on such units if all distributions were declared and paid in full.

No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Exchange Preferred Membership Interests which may be in arrears.

Voting

The holders of the Exchange Preferred Membership Interests shall have the power to vote as a single class with the holders of the common membership interests on all matters upon which the holders of the common membership interests are entitled to vote and shall be entitled to notice of any meeting of our members at which such holders are entitled to vote. As to any matter upon which holders of the Exchange Preferred Membership Interests are entitled to vote as a single class with the common membership interests, each holder of Exchange Preferred Membership Interests shall be entitled to 45 votes, in person or by proxy, for each unit of such membership interest standing in his name on our books.

So long as any units of the Exchange Preferred Membership Interests are outstanding, we shall not, without the consent (given by vote at a meeting called for that purpose or by a written consent signed by the holders of the requisite majority) of a majority of the units of Exchange Preferred Membership Interests then outstanding:

(i) amend, alter, change or repeal any of the express terms of any of the Exchange Preferred Membership Interests then outstanding or the terms of Exchange Preferred Membership Interests set forth in our Regulations in a manner prejudicial to the holders thereof; provided, for the purpose of this provision, that the increase in the authorized amount of the Exchange Preferred Membership Interests shall not be deemed to be prejudicial to the holders of the Exchange Preferred Membership Interests; or

(ii) convert any Exchange Preferred Membership Interest into another class or series of our membership interests.

So long as any units of the Exchange Preferred Membership Interests are outstanding, we shall not, without the consent (given by vote at a meeting called for that purpose or by a written consent signed by the holders of the requisite majority) of a majority of the units of the Exchange Preferred Membership Interests and all other outstanding preferred membership interests ranking equally with the Exchange Preferred Membership Interests as to distributions, in liquidation, dissolution, winding up or distribution, voting as a single class:

(i) create, authorize or issue any new membership interest which, after issuance, would rank senior to such Exchange Preferred Membership Interests as to distributions, in liquidation, dissolution, winding up or distribution, or

(ii) create, authorize or issue any security convertible into units of any such membership interest,

except, in either case, for the purpose of providing funds for the redemption of all of such Exchange Preferred Membership Interests then outstanding, such new membership interest or security not to be issued until such redemption shall have been authorized and notice of such redemption given and the aggregate redemption price deposited as provided in our Regulations or in any resolution of our board of directors authorizing such redemption; provided, however, that any such new membership interest or security shall be issued within twelve months after the vote of such preferred membership interests herein provided for authorizing the issuance of such new membership interest or security and provided further that for purposes of applying this provision to any membership interest or other security of any entity into or with which we may be merged or consolidated, such membership interest or security shall be treated as first created or authorized as of the effective time of any such merger or consolidation.

Liquidation

The liquidation value of the Exchange Preferred Membership Interests is $100 per unit. In the event of any voluntary liquidation, dissolution or winding up of us, the Exchange Preferred Membership Interests, together with and on par with all other preferred membership interests (except as may be specifically provided with respect to any other preferred membership interests), shall have a preference over the common membership interests until an amount equal to the liquidation value of the Exchange Preferred Membership Interests and any other preferred membership interests plus all accumulated and unpaid distributions thereon shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of us, which shall include any such liquidation, dissolution or winding up which may arise out of or result from the condemnation or purchase of all or a major portion of our properties, by (i) the United States government or any authority, agency, or instrumentality thereof, (ii) a state of the United States or any political subdivision, authority, agency or instrumentality thereof, or (iii) a district, cooperative or other association or entity not organized for profit, the Exchange Preferred Membership Interests, together with and on par with any other preferred membership interests (except as may be specifically provided with respect to any other preferred membership interests) shall also have a preference over the common membership interests until the full liquidation value thereof and an amount equal to all accumulated and unpaid distributions thereon shall have been paid. No amount other than that described in this paragraph shall be paid to holders of the Exchange Preferred Membership Interests in respect of any liquidation.

Our consolidation, merger, or amalgamation with or into any other entity or entities shall not be deemed a distribution of our assets.

Redemption

The Exchange Preferred Membership Interests may be redeemed, at our option, as a whole or from time to time in part, at any time on or after December 31, 2010, at a redemption price of $100 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for redemption.

If less than all of the outstanding Exchange Preferred Membership Interests are to be redeemed, the number of units to be redeemed shall be determined by our board of directors and such units shall be redeemed pro rata from the holders thereof in proportion to the number of units held by such holders (with adjustments to avoid redemption of fractional units).

Notice of redemption shall be given by mailing the same to each holder of record of units of the Exchange Preferred Membership Interests to be redeemed, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof, to the registered addresses of such holders listed in our transfer records. No failure to give such notice or any defect therein will affect the validity of the proceeding for the redemption of any of the Exchange Preferred Membership Interests except as to the holder to whom we have failed to give notice or except as to the holder whom notice was defective.

Notwithstanding the foregoing, unless the full cumulative distributions, if any, on all outstanding units of the Exchange Preferred Membership Interests shall have been paid or contemporaneously are declared and paid, none of the units of the Exchange Preferred Membership Interests shall be redeemed or acquired unless all outstanding units of the Exchange Preferred Membership Interests are simultaneously redeemed or acquired.

Miscellaneous

The holders of the outstanding Exchange Preferred Membership Interests offered hereby do not have any conversion rights or any preemptive or other subscription rights. There are no sinking fund provisions for the benefit of the outstanding Exchange Preferred Membership Interests. Our Regulations contain no restrictions on the our repurchase or redemption of Exchange Preferred Membership Interests while distributions are in default.

CIBC Mellon Trust Company will be the transfer agent, registrar and paying agent for the Exchange Preferred Membership Interests.

Book-Entry Securities

The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the Exchange Preferred Membership Interests. The Exchange Preferred Membership Interests will be fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered Exchange Preferred Membership Interest certificate will be issued representing the preferred membership interests, in the aggregate liquidation preference of the Exchange Preferred Membership Interests, and will be deposited with DTC.

DTC, the world's largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating of AAA. The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of Exchange Preferred Membership Interests under the DTC system must be made by or through Direct Participants, which will receive a credit for the preferred membership interests on the records of DTC. The ownership interest of each actual purchaser of each Exchange Preferred Membership Interest ("Beneficial Owner") is in turn to be recorded on the records of the Direct and Indirect Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Exchange Preferred Membership Interests are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Exchange Preferred Membership Interests, except in the event that use of the book-entry system for the Exchange Preferred Membership Interests is discontinued.

To facilitate subsequent transfers, all Exchange Preferred Membership Interests deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Preferred Membership Interests with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Exchange Preferred Membership Interests; the records of DTC reflect only the identity of the Direct Participants to whose accounts such Exchange Preferred Membership Interests are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Exchange Preferred Membership Interests may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Exchange Preferred Membership Interests, such as redemptions, defaults and proposed amendments to the documents establishing the Exchange Preferred Membership Interests. For example, Beneficial Owners of Exchange Preferred Membership Interests may wish to ascertain that the nominee holding the Exchange Preferred Membership Interests for their benefit has agreed to obtain and to transmit notices to Beneficial Owners, in the alternative, Beneficial Owners may wish to provide their names and addresses to the transfer agent and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the Exchange Preferred Membership Interests within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Exchange Preferred Membership Interests unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Exchange Preferred Membership Interests are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds and distribution payments on the Exchange Preferred Membership Interests will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the initial purchaser or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distribution payments to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Exchange Preferred Membership Interests purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such Exchange Preferred Membership Interests by causing the Direct Participant to transfer the interest of the Participant in the Exchange Preferred Membership Interests, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of Exchange Preferred Membership Interests in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Preferred Membership Interests are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered Exchange Preferred Membership Interests to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as securities depository with respect to the Exchange Preferred Membership Interests at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, Exchange Preferred Membership Interest certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, Exchange Preferred Membership Interest certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that, except as described below, the Exchange Preferred Membership Interests issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided (i) such Exchange Preferred Membership Interests are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Preferred Membership Interests. A holder of Outstanding Preferred Membership Interests that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Preferred Membership Interests from us to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Outstanding Preferred Membership Interests in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Preferred Membership Interests. Any holder who tenders Outstanding Preferred Membership Interests in the exchange offer with the intention or for the purpose of participating in a distribution of the Exchange Preferred Membership Interests cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling securityholders information required by Item 507 of Regulation S-K under the Securities Act.

The staff of the SEC takes the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") may be deemed to be a "statutory" underwriter and may fulfill its prospectus delivery requirements with the prospectus contained in an exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Preferred Membership Interests. We have agreed that, for a period of one year following the consummation of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

Each holder of Outstanding Preferred Membership Interests who wishes to exchange its Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer-Procedures for Tendering." In addition, each holder who is a broker-dealer and who receives Exchange Preferred Membership Interests for its own account in exchange for Outstanding Preferred Membership Interests that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by its of such Exchange Preferred Membership Interests.

We will not receive any proceeds from the issuance of the Exchange Preferred Membership Interests. Exchange Preferred Membership Interests received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Preferred Membership Interests or a combination of such methods of resale at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Preferred Membership Interests. Any broker-dealer that resells Exchange Preferred Membership Interests that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such Exchange Preferred Membership Interests may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Preferred Membership Interests and any commissions or concessions received by any such persons may be deemed to be "underwriting compensation" under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Preferred Membership Interests (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

There is presently no trading market for the Exchange Preferred Membership Interests, and there is no assurance that a market will develop since we do not intend to apply for listing of the Exchange Preferred Membership Interests on a national securities exchange or on the Nasdaq Stock Market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of the exchange offer and the material U.S. federal income tax consequences of holding and disposing of the Exchange Preferred Membership Interests. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Department of Treasury regulations ("Regulations"), administrative interpretations and court decisions as in effect as of the date of this prospectus. This discussion is based on current law, which is subject to change. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No advance ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested. This discussion of material U.S. federal income tax consequences is not binding on the IRS or any court and no assurance can be given that the IRS will not challenge part or all of the statements herein or that a challenge would not be successful.

This discussion addresses only persons who are U.S. Holders (as defined below) and who hold their Outstanding Preferred Membership Interests and Exchange Preferred Membership Interests as a capital asset. It does not address all aspects of U.S. federal income taxation that might be relevant to a holder of Outstanding Preferred Membership Interests in light of that holder's particular circumstances or to a holder of Outstanding Preferred Membership Interests subject to special rules, such as:

  a holder who is not a citizen or resident of the U.S.;
  a holder that is a foreign corporation, foreign estate or foreign trust;
  a financial institution or insurance company;
  a tax-exempt organization;
  a dealer or broker in securities;
  an individual retirement or other tax-deferred account;
  a holder that holds its Outstanding Preferred Membership Interests as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or
  a holder who acquired its Outstanding Preferred Membership Interests as compensation.

For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of the Outstanding Preferred Membership Interests or Exchange Preferred Membership Interests that is for U.S. federal income tax purposes (i) a citizen or resident of the U.S., (ii) a corporation or partnership created or organized in the U.S. or under the laws of the U.S. or of any state thereof, or (iii) an estate or trust described in Section 7701(a)(30) of the Code.

The Exchange

We believe that we are classified as an association taxable as a corporation for federal income tax purposes, and accordingly, each holder of the Outstanding Preferred Membership Interests is treated for federal income tax purposes as the owner of shares of a corporation. Based on this belief, the exchange offer will be treated as an exchange by each holder of the Outstanding Preferred Membership Interests as qualifying as a recapitalization for U.S. federal income tax purposes.

Pursuant to the recapitalization provisions under the Code, (i) a holder generally will not recognize any gain or loss in respect of the exchange offer, (ii) the holding period for the Exchange Preferred Membership Interests received in the exchange will include the holding period of the corresponding Outstanding Preferred Membership Interests and (iii) the tax basis in the Exchange Preferred Membership Interests received in the exchange will equal the holder's adjusted tax basis in the Outstanding Preferred Membership Interests immediately prior to the exchange.

If the exchange of Outstanding Preferred Membership Interests for Exchange Preferred Membership Interests were to fail to qualify as a recapitalization under the Code, a holder would recognize gain or loss equal to the difference, if any, between the fair market value of the number of Exchange Preferred Membership Interests received and the holder's adjusted tax basis in the Outstanding Preferred Membership Interests. Any gain or loss would be capital gain or loss, and would be long-term if, at the time of the exchange, the Outstanding Preferred Membership Interests had been held for more than one year. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A holder's holding period for a share of Exchange Preferred Membership Interests would commence on the date immediately following the date of issuance and the holder's tax basis in such shares would be the fair market value of such shares.

Exchange Preferred Membership Interests

Distributions

The amount of any distribution paid to a holder with respect to the Exchange Preferred Membership Interests will be treated as a dividend, taxable as ordinary income, to the extent of our current or accumulated earnings and profits ("earnings and profits") as determined under U.S. federal income tax principles. Distributions paid on the Exchange Preferred Membership Interests through 2010 that constitute "qualified dividends" will generally be taxed at the rate applicable to long-term capital gains, which currently is a maximum of 15% for persons or entities taxed as individuals. However, there are certain exceptions. For example, if a holder does not hold a unit of Exchange Preferred Membership Interests for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, distributions received on the Exchange Preferred Membership Interest are not eligible for the reduced rates. In addition, the reduced rates are not available for distributions to the extent that the taxpayer is obligated to make related payments with respect to positions in substantially similar or related property. Holders should consult their tax advisors concerning the taxability of qualified dividends.

To the extent the amount of any distribution exceeds our earnings and profits, the excess will reduce the holder's tax basis (on a dollar-for-dollar basis) in the Exchange Preferred Membership Interests and any distribution received in excess of the holder's tax basis will be treated as capital gain.

Distributions to Corporate Holders of Exchange Preferred Membership Interests

In general, a distribution that is treated as a dividend for U.S. federal income tax purposes and is made to a corporate shareholder with respect to the Exchange Preferred Membership Interests will qualify for the dividends-received deduction under Section 243 of the Code. However, as noted above, a distribution is treated as a dividend only to the extent of our earnings and profits. Corporate holders of Exchange Preferred Membership Interests should note there can be no assurance that the amount of distributions made with respect to the Exchange Preferred Membership Interests will not exceed the amount of our earnings and profits in the future. Accordingly, there can be no assurance that the dividends-received deduction will be available in respect of distributions on the Exchange Preferred Membership Interests.

In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction, such as:

  the holding period of stock on which dividends are paid that are sought to be deducted;
  debt-financed portfolio stock;
  dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code; and
  taxpayers that pay corporate alternative minimum tax.

We recommend that corporate holders of Exchange Preferred Membership Interests consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situation.

Sale, Redemption or Other Disposition

Upon a sale, redemption or other disposition of the Exchange Preferred Membership Interests, a holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received on the sale or other disposition and the holder's adjusted tax basis in the Exchange Preferred Membership Interests. Capital gain or loss will be long-term if the holding period for the Exchange Preferred Membership Interests is more than one year. A reduced tax rate on capital gains will apply to an individual holder if such holder's holding period for the Exchange Preferred Membership Interests is more than one year at the time of disposition. The deductibility of capital losses may be limited. The portion of the amount realized attributable to accumulated distributions on the Exchange Preferred Membership Interests will not be taken into account in computing capital gain or loss. Instead, that portion of the amount realized will be treated as a distribution subject to taxation as described above in "-Distributions."

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on shares of the Exchange Preferred Membership Interests and the proceeds from a sale or other disposition of such interests. A holder will be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Tax Return Disclosure and Investor List Requirements

Treasury Regulations require taxpayers that participate in "reportable transactions" to disclose those transactions on their tax returns by attaching IRS Form 8886 and to retain information related to those transactions. In addition, material advisers of a "reportable transaction" are required to maintain records including lists identifying investors in the transaction and to furnish those records to the IRS upon demand. A transaction might be a "reportable transaction" based upon any of several factors. You should consult your own tax advisers concerning your possible disclosure obligation with respect to the exchange offer and should be aware that we and other participants in the exchange offer might be required to report this transaction and maintain an investor list.

The foregoing discussion is intended to provide only a general summary of certain U.S. federal income tax consequences of the exchange offer and is not a complete analysis or description of all potential U.S. federal income tax consequences of the exchange offer. This discussion does not address tax consequences that might vary with, or are contingent on, individual circumstances. In addition, the foregoing disclosure does not address any non-income tax or any foreign, state or local tax consequences of the exchange offer. Accordingly, we urge each holder of Outstanding Preferred Membership Interests to consult its own tax adviser to determine the particular U.S. federal, state, local, foreign or other tax consequences to it of the exchange offer. We also urge each holder of Exchange Preferred Membership Interests to consult its own tax advisor regarding the federal, state, local, and foreign tax consequences of the purchase, ownership and disposition of Exchange Preferred Membership Interests.

To ensure compliance with Treasury Department Circular 230, taxpayers are hereby notified that: (a) any discussion of federal tax issues in this prospectus is not intended or written by us to be relied upon, and cannot be relied upon, by taxpayers for the purpose of avoiding penalties that may be imposed on taxpayers under the Code; (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

EXPERTS

The financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the Company's change in 2003 in the method of accounting for asset retirement obligations, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The validity of the Exchange Preferred Membership Interests will be passed upon for us by Clark, Thomas & Winters, a Professional Corporation, Austin, Texas.

The statements as to matters of law and legal conclusions made under "Material United States Federal Income Tax Consequences" in this prospectus have been reviewed by Thelen Reid & Priest LLP and are set forth herein in reliance upon their opinion and upon their authority as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. 9; Indemnification of Directors and Officers

We have insurance covering expenditures that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses. Our directors and officers also have insurance that insures them against certain other liabilities and expenses. The limited liability company laws of Texas permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933 (the "Securities Act"), and under our Articles of Organization and Regulations, our officers and directors may generally be indemnified to the full extent of such laws.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits*
Number	Description of Exhibit
**3.01	Articles of Organization of Entergy Louisiana, LLC effective December 31, 2005 (filed as Exhibit 3(c) to Form 8-K dated January 6, 2006 in 1-32718).
**3.02	Regulations of Entergy Louisiana, LLC effective December 31, 2005, and as presently in effect (filed as Exhibit 3(d) to Form 8-K dated January 6, 2006 in 1-32718).
***4.01	Registration Rights Agreement dated as of December 31, 2005, by and among Entergy Louisiana, LLC and Morgan Stanley & Co. Incorporated.
4.02	Form of Registered Series A 6.95% Cumulative Preferred Membership Interest, $100 Liquidation Value.
***5.01	Opinion of Clark, Thomas & Winters, a Professional Corporation, as to legality of the Exchange Preferred Membership Interests.
***8.01	Opinion of Thelen Reid & Priest LLP as to federal income tax matters.
**12.01

Statement Re: Computation of Ratio of Earnings to Fixed Charges and Preferred Distributions (filed as Exhibit 12(d) to the Form 10-K of Entergy Louisiana, LLC for the year ended December 31, 2005 in 1-32718).

**12.02

Statement Re: Computation of Ratio of Earnings to Fixed Charges and Preferred Distributions (filed as Exhibit 12(c) to the Form 10-Q of Entergy Louisiana, LLC for the quarter ended June 30, 2006 in 1-32718).

23.01	Consent of Deloitte & Touche LLP.
***23.02	Consent of Clark, Thomas & Winters, a Professional Corporation (included in Exhibit 5.01 hereto).
***23.03	Consent of Thelen Reid & Priest LLP (included in Exhibit 8.01 hereto).
***24.01	Power of Attorney.
***99.01	Form of Letter of Transmittal.
***99.02	Form of Notice of Guaranteed Delivery.
***99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

___________________

*Reference is made to a duplicate list of exhibits being filed as part of this Registration Statement, which will, in accordance with Item 102 of Regulation S-T of the SEC, immediately precede the exhibits being physically filed with this Registration Statement.

**Incorporated by reference herein.

***Previously filed in this file.

(b) Financial Statement Schedules

None

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
    any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;
    the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on August 24, 2006.

ENTERGY LOUISIANA, LLC

By:	/s/ Steven C. McNeal Steven C. McNeal Vice President and Treasurer

&#&#&#

Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, President and Chief	August , 2006
E. Renae Conley	Executive Officer
(Principal Executive Officer)

*	Vice President and Chief Financial Officer	August , 2006
Jay A. Lewis	(Principal Financial Officer)

*	Senior Vice President and Chief Accounting	August , 2006
Nathan E. Langston	Officer
(Principal Accounting Officer)

*	Director	August , 2006
Leo P. Denault

*	Director	August , 2006
Mark T. Savoff

*	Director	August , 2006
Richard J. Smith

*/s/ Frank Williford
  Frank Williford
  Attorney-in-fact
  August 24, 2006

EXHIBIT INDEX
Number	Description of Exhibit
*3.01	Articles of Organization of Entergy Louisiana, LLC effective December 31, 2005 (filed as Exhibit 3(c) to Form 8-K dated January 6, 2006 in 1-32718).
*3.02	Regulations of Entergy Louisiana, LLC effective December 31, 2005, and as presently in effect (filed as Exhibit 3(d) to Form 8-K dated January 6, 2006 in 1-32718).
**4.01	Registration Rights Agreement dated as of December 31, 2005, by and among Entergy Louisiana, LLC and Morgan Stanley & Co. Incorporated.
4.02	Form of Registered Series A 6.95% Cumulative Preferred Membership Interest, $100 Liquidation Value.
**5.01	Opinion of Clark, Thomas & Winters, a Professional Corporation, as to legality of the Exchange Preferred Membership Interests.
**8.01	Opinion of Thelen Reid & Priest LLP as to federal income tax matters.
*12.01

Statement Re: Computation of Ratio of Earnings to Fixed Charges and Preferred Distributions (filed as Exhibit 12(d) to the Form 10-K of Entergy Louisiana, LLC for the year ended December 31, 2005 in 1-32718).

*12.02

Statement Re: Computation of Ratio of Earnings to Fixed Charges and Preferred Distributions (filed as Exhibit 12(c) to the Form 10-Q of Entergy Louisiana, LLC for the quarter ended June 30, 2006 in 1-32718).

23.01	Consent of Deloitte & Touche LLP.
**23.02	Consent of Clark, Thomas & Winters, a Professional Corporation (included in Exhibit 5.01 hereto).
**23.03	Consent of Thelen Reid & Priest LLP (included in Exhibit 8.01 hereto).
**24.01	Power of Attorney.
**99.01	Form of Letter of Transmittal.
**99.02	Form of Notice of Guaranteed Delivery.
**99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

___________________

* Incorporated by reference herein.
**Previously filed in this file.